EXHIBIT 10.10

FORM OF RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is entered into effective this 2nd day of October 2006, between Marchex, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”).

WITNESSETH:

WHEREAS, Executive is employed by the Company or one of its wholly-owned subsidiaries (referred to collectively as the “Company”) and the Company desires to provide certain security to Executive in connection with any potential change in control of the Company; and

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1. Payment Upon a Change of Control. In the event of a Change of Control (as defined below) the Company shall, within thirty (30) days of such Change of Control or such later date as is required by Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code), make a lump sum cash payment to Executive equal to two (2) times the product of the Executive’s Annual Salary (as defined below) plus the greater of the aggregate amount of any bonuses paid to or earned by the Executive with respect to the Company’s immediately prior fiscal year or such Executive’s pro rata portion of the aggregate bonus pool under the Company’s Annual Incentive Plan (the “Plan”) for the then current fiscal year assuming achievement under the Plan of the maximum performance targets for such fiscal year.

2. Benefits Upon a Change of Control. If within twelve (12) months following a Change of Control (as defined below): (i) the Company shall terminate the Executive’s employment with the Company without Cause (as defined below), or (ii) the Executive shall voluntarily terminate such employment with Good Reason (as defined below), the Company shall provide reimbursement of health care premiums for Executive and his dependents, for a period of eighteen (18) months from the date of Executive’s Employment Termination (as defined below), to the extent that Executive is eligible for and elects continuation coverage under COBRA (provided that such reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees).

3. Definitions. For purposes of this Agreement:

(a) “Annual Salary” shall mean Executive’s salary at the greater of (i) Executive’s annualized base salary (including Executive’s monthly car allowance, if any) in effect on the date of the Change of Control, or (ii) Executive’s annualized base salary in effect on Executive’s Employment Termination.

  (b) “Cause” shall mean that the Company’s Board of Directors (the “Board”) has reasonably determined in good faith that any one or more of the following has occurred:

(i)	the Executive shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony;

(ii)	the Executive shall have willfully failed or refused to carry out the reasonable and lawful instructions of the Board (other than as a result of illness or disability) concerning duties or actions consistent with the Executive’s then current position in a timely manner and otherwise in a manner reasonable acceptable to the Board and such failure or refusal shall have continued for a period of ten (10) days following written notice from the Board describing such failure or refusal in reasonable detail;

(iii)	the Executive shall have breached any material provision of his confidentiality and assignment of inventions agreement; or

(iv)	the Executive shall have committed any material fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company.

  (c) “Change of Control” shall mean the occurrence of any of the following events:

(i)	an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” or “Group” (as such terms are used for the purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately after which such Person or Group has Beneficial Ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, in determining whether or not a Change of Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would constitute a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company, (ii) the Company, (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined), or (iv) any holder of the Company’s Class A Common Stock as of the date hereof;

(ii)

individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	the consummation of:

(a)	A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a “Non-Control Transaction”. A “Non-Control Transaction” is a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

A.	the shareholders of the Company immediately before such merger, consolidation, or reorganization, own, directly or indirectly, at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting form such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

B.	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation or a corporation owning directly or indirectly fifty-one percent (51%) or more of the Voting Securities of the Surviving Corporation, and

C.	no Person or Group, other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company immediately prior to such merger, consolidation, or reorganization, or (iv) any holder of the Company’s Class A Common Stock as of the date hereof, owns twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then-outstanding voting securities; or

(b)	a complete liquidation or dissolution of the Company; or

(c)	the sale of disposition of all or substantially all of the assets of the Company to any Person.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) and after such acquisition of Voting Securities by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities, then a Change of Control shall occur.

(d) “Employment Termination” shall mean the effective date of: (i) Executive’s voluntary termination of employment with the Company with Good Reason, or (ii) the termination of Executive’s employment by the Company without Cause.

(e)	“Good Reason” shall exist if, without Executive’s express written consent, the following occurs:

(i)	a material diminution in the nature or scope of the Executive’s duties, responsibilities, authority, powers or functions as compared to the Executive’s duties, responsibilities, authority, powers or functions immediately prior to the Change of Control;

(ii)	if the Executive is no longer (a) an executive officer of a publicly-traded company, or (b) a Section 16 reporting person under the 1934 Act;

(iii)	a reduction in the Executive’s Annual Salary; or

(iv)	the relocation of Executive’s office at which he is to perform his duties and responsibilities hereunder to a location more than sixty (60) miles from Seattle, Washington.

4. Certain Additional Payments by the Company. In the event it shall be determined at any time that as a result, directly or indirectly, of any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), the Executive would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax), then the Executive shall be entitled to promptly receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes on the Payment, the Executive is in the same after-tax position as if no Excise Tax had been imposed upon the Executive.

5. Mitigation and Set-Off. Executive shall not be required to mitigate Executive’s damages by seeking other employment or otherwise, and except as expressly provided in Section

2 of this Agreement, the Company’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by Executive from sources other than the Company after Executive’s employment termination, or any amounts that might have been received by Executive in other employment had Executive sought other employment.

6. Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7. Assignment and Transfer. This Agreement shall not be terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity. In the event of a sale of all or substantially all of the assets of the Company and in connection with such sale the person or entity purchasing such assets does not assume this Agreement, the Executive shall have the right to terminate his employment hereunder for Good Reason. The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws.

8. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

9. Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

10. Amendment. This Agreement may be amended at any time by written agreement between the Company and Executive.

11. Financing. Cash and benefit payments under this Agreement shall constitute general obligations of the Company. Executive shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms, as the Company shall determine, to make payments to Executive in accordance with the terms of this Agreement.

12. Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery; or on the date of electronic confirmation of receipt, if sent by telecopier; or three (3) days after deposit in the United States mail, if mailed by certified or registered mail, return receipt requested (postage prepaid); or one (1) day after delivery by a reputable overnight courier (delivery charges prepaid), as follows:

If to the Company:

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

Telephone No.: 206.331.3310

Facsimile No: 206.331.3696

Attention: General Counsel

Copy to:

Francis J. Feeney, Jr., Esq.

DLA Piper US LLP

33 Arch Street, 26th floor

Boston, MA 02110

Telephone No: (617) 406-6063

Facsimile No: (617) 406-6163

If to the Executive:

Telephone No.:

Facsimile No.

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.

13. Governing Law. This Agreement shall be construed under and enforced in accordance with the internal substantive laws of the State of Washington. Any litigation arising out of or incidental to this Agreement shall be initiated only in a court of competent jurisdiction located within the State of Washington. Each party hereby consents to the personal jurisdiction of the State of Washington, acknowledges that venue is proper in any state or Federal court in the State of Washington, agrees that any action related to this Agreement must be brought in a state or Federal court in the State of Washington and waives any objection that may exist, now or in the future, with respect to any of the foregoing.

14. Employment. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed to in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal on the day and year first written above.

MARCHEX, INC

By:
Name:
Title:

EMPLOYEE:

Name: